Exhibit 10.30

August 5, 2009

Ronald K. Migita
Chairman of the Board
President and Chief Executive Officer
Central Pacific Financial Corp.
Central Pacific Bank

RE:  Your Compensation For the Period July 1, 2009 to December 31, 2009.

Dear Mr. Migita:

The purpose of this letter is to confirm your compensation for serving as Chairman of the Board, President, and Chief Executive Officer for Central Pacific Financial Corp. (“CPF”) and Central Pacific Bank (“CPB”) for the period from July 1, 2009 to December 31, 2009 (the “Compensation Period”).

1.
For serving as Chairman of the Board of Directors (“Board”) of CPF and CPB, you will continue to receive an annual retainer fee of $160,000 (CPF will pay $96,000 (60%) and CPB will pay $64,000 (40%)) prorated and paid on a monthly basis.  Since the Compensation Period is 6 months, you will receive $80,000 (CPF will pay $48,000 (60%) and CPB will pay $32,000 (40%)), prorated and paid on a monthly basis during the Compensation Period.

2.	You will not receive any board or committee meeting fees for attending any meetings of the CPF and CPB Boards or any of their respective committees.

3.
For serving as President and Chief Executive Officer of CPF and CPB, you will receive an annual cash salary of $500,000.  Since the Compensation Period is 6 months, you will receive $250,000 (CPF will pay $60,000 (24%), CPB will pay $187,500 (75%), and Central Pacific HomeLoans, Inc. will pay $2,500 (1%)), prorated and paid on a semi-monthly basis during the Compensation Period.

4.
As an employee of CPF and CPB, you are entitled to receive all standard employee benefits, except for unrestricted vacation which we agree will not impede your ability to execute your duties and responsibilities.

5.
As an executive officer of CPF and CPB, you are entitled to receive perquisites that are extended to the highest level executives of CPF and/or CPB, to presently include an automobile allowance of $1,000 per month and payment of Waialae Country Club membership dues.

6.	You are eligible to receive the following annual performance-based incentive compensation:

a.
Annual performance-based incentive equity grants in the form of restricted stock ranging from $110,000 annualized (Threshold), to $220,000 annualized (Target), to $330,000 annualized (Maximum).  Since the Compensation Period is 6 months, you will be eligible to receive 50% of the foregoing annualized amounts ($55,000 Threshold, to $110,000 Target, to $165,000 Maximum).

The annual performance-based incentive equity grants of restricted stock shall not exceed one-third of your total annual compensation and shall be subject to such terms and conditions as required by all applicable laws and regulations.  Since the Compensation Period is 6 months, your performance-based incentive equity grants of restricted stock shall not exceed one-third of your compensation for the Compensation Period.

b.
The annual performance-based incentive equity grants of restricted stock (referenced in “a” above) shall be awarded subject to the discretion of the Compensation Committee (pursuant to section “c” below), utilizing, however, the following performance measures and related performance standards (Target and Threshold) set forth below as guidance:

(i)	Capital
Target:  CPB’s leverage capital ratio to be at 10.5% or higher throughout the Compensation Period.
Threshold:  CPB’s leverage capital ratio to be at least 10.2% throughout the Compensation Period.

(ii)	Asset Quality
Target:  CPB’s California loan portfolio to be no higher than $705 million as of December 31, 2009.
Threshold:  CPB’s California loan portfolio to be at least at or under $725 million as of December 31, 2009.

Target:  CPB’s total classified assets to be no higher than $450 million as of December 31, 2009.
Threshold:  CPB’s total classified assets to be at least at or under $475 million as of December 31, 2009.

(iii)	Stock Price
Target:  CPF common stock price to be $10.50 or higher as of December 31, 2009.
Threshold:  CPF common stock price to be at least $10.40 as of December 31, 2009.

(iv)	Efficiency Ratio
Target:  CPF’s and CPB’s efficiency ratios to be no higher than 55% (normalized for nonrecurring and/or credit related costs) for the quarter ended December 31, 2009, through productivity initiatives and cost containment.
Threshold:  CPF’s and CPB’s efficiency ratios to at least at or under 57% (normalized for nonrecurring and/or credit related costs) for the quarter ended December 31, 2009, through productivity initiatives and cost containment.

(v)	Loan to Deposit Ratio
Target:  CPB’s total loan to total deposit ratio to be no higher than 95.0% as of December 31, 2009.
Threshold:   CPB’s total loan to total deposit ratio to be at least at or under 96.6% as of December 31, 2009.

(vi)	Net Interest Margin
Target:  CPB’s net interest margin to be at 3.95% or higher for the quarter ended December 31, 2009.
Threshold:  CPB’s net interest margin to be at least 3.70% for the quarter ended December 31, 2009.

c.
The CPF and CPB Compensation Committees (collectively the “Committee”) has established minimum (Threshold) performance standards that must be achieved for each of the performance measures listed in this agreement.  If none of these Threshold levels are achieved, no equity grants or any portion thereof will be made.  If one or more of the Threshold levels are achieved, the Committee shall have the discretion to award equity grants.  In light of the high degree of uncertainty and difficulty of setting goals in this dynamic economic environment, the grants, if any, for performance above these Threshold levels will be discretionarily determined by the Committee.  The Threshold and Target performance levels serve as a framework from which to evaluate performance; however, the Committee ultimately maintains discretion in determining the actual awards to be granted for performance above Threshold.  In no event will the value of grants exceed $165,000.  While there is no particular weight given to each of the performance goals, the Committee recognizes the importance of each goal and will carefully consider the achievement of all the goals in its performance evaluation and award decision.

The use of a discretionary performance assessment has been selected in order to allow the Committee to take into account subjective factors and to preserve its flexibility to act in the best interests of CPB, CPF, and its shareholders.  Accordingly, the Committee is permitted to consider the facts and circumstances surrounding the achievement of the listed goals, including, but not limited to the manner in which the goals were achieved and the resulting impact on other areas of the Company critical to its stability and profitability.

While the above is the compensation arrangement approved by the Board of Directors, please understand that CPF and CPB reserve the right to make any changes and amendments to the agreement or to withhold or recover any compensation (on either a retroactive or prospective basis, and whether or not earned/accrued or yet to be earned/accrued) as necessary or required to comply with all applicable laws and regulations, to include without limitation, the Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recovery and Reinvestment Act of 2009 (“ARRA”), and regulations implementing EESA and ARRA issued by the U.S. Department of the Treasury with respect to executive compensation or otherwise.  In addition, CPF and CPB shall have a right to recover (“clawback”) any grants of restricted stock awarded to you under “b” and “c” above if such compensation was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria.

If the foregoing is agreeable with you, please sign and return the original of this letter to the undersigned.

Sincerely,

Central Pacific Financial Corp.
Central Pacific Bank

By /s/ Colbert M. Matsumoto
Colbert M. Matsumoto
Chair, Compensation Committee
Board of Directors

Accepted and agreed to by:

/s/ Ronald K. Migita                                                                                          August 5, 2009
Ronald K. Migita                                                                                                Date